SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 12, 2012

Infusion Brands International, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51599	54-2153837
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

14375 Myerlake Circle

Clearwater, FL 33760

 (Address of principal executive offices) (zip code)

 (727) 230-1031

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:

Darrin M. Ocasio, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32 nd Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On September 12, 2012, Infusion Brands International, Inc. (the “Company) purchased from CD3 Holdings, Inc. (“CD3”) a promissory note in the principal amount of One Million Dollars ($1,000,000) (the “CD3 Note”), which is due and payable on October 15, 2012 (the “CD3 Maturity Date”). Additionally, under the terms of the CD3 Note, on the CD3 Maturity Date, CD3 shall pay the Company an additional $75,000 payment for reimbursement of legal fees, due diligence and other costs incurred by the Company. CD3 may prepay the CD3 Note, in whole or in part, without penalty, upon not less than three days’ prior notice. Notwithstanding the foregoing, if CD3 consummates an equity or debt financing, all net proceeds realized by CD3 shall be paid towards satisfaction of the CD3 Note. Upon an Event of Default (as defined in the CD3 Note), the entire unpaid principal amount under the CD3 Note shall become due and payable.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 12, 2012, the Company sold to Vicis Captial Master Fund (“Vicis”) a promissory note in the principal amount of Two Million Dollars ($2,000,000) (the “Vicis Note’), which is due and payable on October 15, 2012 (the “Vicis Maturity Date’). Additionally, under the terms of the Vicis Note, on the Vicis Maturity Date, the Company shall pay Vicis an additional $150,000 payment for reimbursement of legal fees, due diligence and other costs incurred by Vicis. The Company may prepay the Vicis Note, in whole or in part, without penalty, upon not less than three days’ prior notice. Notwithstanding the foregoing, if the Company consummates an equity or debt financing, all net proceeds realized by the Company shall be paid towards satisfaction of the Vicis Note. Upon an Event of Default (as defined in the Vicis Note), the entire unpaid principal amount under the Vicis Note shall become due and payable.

Item 9.01. Financial Statements and Exhibits

10.1	Promissory Note dated September 12, 2012 issued to Vicis Capital Master Fund

10.2	Promissory Note dated September 12, 2012 issued to the Company by CD3 Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Infusion Brands International, Inc.

Dated: September 17, 2012	By: /s/ Mary Mather
Name: Mary Mather
Title: Chief Financial Officer